UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): November 29, 2004

                            The J. M. Smucker Company
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               (Exact Name of Registrant as Specified in Charter)

            Ohio                        1-5111                    34-0538550
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(State or Other Jurisdiction         (Commission                (IRS Employer
     of Incorporation)               File Number)            Identification No.)

           One Strawberry Lane
             Orrville, Ohio                                       44667-0280
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(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code:  (330) 682-3000

                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On November 29, 2004, The J. M. Smucker Company entered into an asset purchase agreement with Baldwin Richardson Foods Co. for the purchase of assets comprising the bakery ingredients business of the Company's industrial operations, currently manufactured at the Company's Orrville, Ohio, facility. The sale is expected to close by December 31, 2004. The Company will continue to produce industrial bakery ingredients for Baldwin Richardson pursuant to a contract packing agreement through September 2005.

The Company has also entered into a letter of intent with Sabroso Company for the sale of the dairy ingredient portion of the Company's industrial business. The Company anticipates a definitive purchase agreement will be executed prior to December 31, 2004 and that the transaction will close by the end of January 2005. As part of the agreement, the Company will lease space in its Oxnard, California, facility to Sabroso.

The industrial business will continue to be reported as part of the Company's continuing operations. Industrial sales planned for fiscal 2005 were approximately $60 million. The sale of the combined industrial businesses is expected to generate proceeds of approximately $20 million, in a combination of $14 million in cash and $6 million in a promissory note, and will result in a net gain of approximately $4 million. The purchase agreement with Baldwin Richardson also provides for an additional contingent payment of up to $2 million based on performance over the two years following the closing of the transaction. The net impact on fiscal 2005 results is not anticipated to be material as the loss of operating income that the businesses generated is expected to be offset by the gain on the sale of the businesses.

A copy of the press release is attached to this Current Report on Form 8-K as
Exhibit 99.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

The information set forth under the caption "Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by reference.

The Company also announced that as part of its supply chain optimization project
(SCOP), it intends to close its Salinas, California, manufacturing operations by the end of calendar 2005 and restructure its distribution network. Upon full implementation of these plans, the Company would expect a net reduction of approximately 200 employees. The revision to the distribution network will include a transition to full service mixing centers located in the eastern, southern, and western regions of the country. These centers will distribute all of the Company's major domestic brands, including those acquired as part of the Multifoods acquisition. The Company will continue to operate its distribution center located at its Salinas location until the manufacturing operation is closed down next year.

The Company expects to record restructuring charges of approximately $15 million related to these SCOP initiatives, of which approximately $6 million will be recorded in fiscal 2005 with

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the balance in fiscal 2006. Included in the restructuring charges are approximately $13 million of cash outlays which relate primarily to severance costs and equipment relocation expenses.

Item 9.01 Financial Statements and Exhibits

      (c)   Exhibits

      Exhibit            Exhibit
      Number             Description
      ------             -----------
       99.1              Press Release, dated November 29, 2004

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      THE J. M. SMUCKER COMPANY

                                      By: /s/ Richard K. Smucker
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                                          Richard K. Smucker
                                          President, Co-Chief Executive Officer,
                                          and Chief Financial Officer

Date: December 2, 2004

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                                  EXHIBIT INDEX

          Exhibit            Exhibit
          Number             Description
          ------             -----------
           99.1              Press Release, dated November 29, 2004